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As filed with the Securities and Exchange Commission on October 17, 2002

Registration No. 333-99249

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

LATTICE SEMICONDUCTOR CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	93-0835214 (I.R.S. Employer Identification Number)

5555 N.E. Moore Court
Hillsboro, Oregon 97124-6421
(503) 268-8000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Stephen A. Skaggs
Chief Financial Officer
Lattice Semiconductor Corporation
5555 N.E. Moore Court
Hillsboro, Oregon 97124-6421
(503) 268-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
John A. Fore, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value per share	2,489,965(1)	$6.24(2)	$15,537,381.60	$1,429.00(3)

(1)
Includes 119,074 shares of the Registrant's Common Stock issuable upon exercise of an outstanding warrant and 27,124 shares of the Registrant's Common Stock issuable upon exercise of outstanding stock options.
(2)
The proposed Maximum Offering Price Per Share was estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, under which rule the per share price is estimated by reference to the average of the high and low prices of the Registrant's Common Stock on the Nasdaq National Market on September 3, 2002.
(3)
The registration fee was previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 17, 2002

PRELIMINARY PROSPECTUS

2,489,965 Shares

Lattice Semiconductor Corporation

Common Stock

        This prospectus relates to an aggregate of 2,489,965 shares of common stock, $0.01 par value, of Lattice Semiconductor Corporation that are offered for the accounts of the security holders of Lattice identified in this prospectus under the caption "Selling Security Holders." This prospectus may be used by former shareholders of Cerdelinx Technologies, Inc. to resell up to 2,343,767 shares of our common stock issued to them in connection with our acquisition of Cerdelinx. This prospectus may also be used by former directors and consultants of Cerdelinx to resell up to 27,124 shares of our common stock issuable to them upon exercise of stock options that we assumed in the Cerdelinx acquisition. Additionally, Bain & Company, Inc. may use this prospectus to resell up to 119,074 shares of our common stock issuable upon exercise of a warrant.

        The selling security holders are offering all of the shares to be sold in this offering. We will not receive any of the proceeds from the resale of the shares covered by this prospectus.

        Our common stock is traded on the Nasdaq National Market under the symbol "LSCC." On October 16, 2002, the last reported sale price for the common stock on the Nasdaq National Market was $5.37 per share.

        Investing in the common stock involves risks. See "Risk Factors" beginning on page 3 to read about risk factors you should consider before buying the common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October     , 2002.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

SUMMARY

        We design, develop and market high performance programmable logic devices, or PLDs, and related software. Programmable logic devices are widely used semiconductor components that can be configured by the end customer as specific logic circuits, and enable the end customer to shorten design cycle times and reduce development costs.

        We were incorporated in Oregon in 1983 and reincorporated in Delaware in 1985. Our principal executive offices are located at 5555 N.E. Moore Court, Hillsboro, Oregon 97124-6421, and our telephone number at that location is (503) 268-8000. Unless the context otherwise requires, references in this prospectus to "we," "us," "our" and "Lattice" refer to Lattice Semiconductor Corporation and its consolidated subsidiaries.

        On August 26, 2002, pursuant to an Agreement and Plan of Reorganization, dated as of July 15, 2002 and amended on July 24, 2002, among us, Octopus Acquisition Corporation, which was a wholly-owned subsidiary of ours, Cerdelinx Technologies, Inc., which we refer to in this prospectus as Cerdelinx, and certain other parties, Octopus Acquisition Corporation merged into Cerdelinx and Cerdelinx became a wholly-owned subsidiary of ours. As a result of the merger, each outstanding share of Cerdelinx capital stock was converted into a right to receive shares of our common stock, and each outstanding Cerdelinx stock option was assumed by us and became exercisable for shares of our common stock. We agreed, pursuant to a registration rights agreement entered into in connection with the merger, to register for resale the shares of our common stock issued in the merger to the former shareholders of Cerdelinx. This prospectus covers the resale by the former shareholders of Cerdelinx of the 2,343,767 shares issued to them in the merger. This prospectus also covers the resale of up to 27,124 shares of our common stock issuable upon exercise of stock options assumed by us in the Cerdelinx acquisition that are held by former directors and consultants of Cerdelinx.

        Bain & Company, Inc., which we refer to in this prospectus as Bain, may use this prospectus to resell up to 119,074 shares of our common stock, which shares are issuable upon exercise of a warrant granted to Bain in connection with consulting services provided to us. The warrant vests at a rate of 9,922.83 shares on the first day of each month, beginning March 1, 2002, subject to Bain's continued service as a consultant to us.

RISK FACTORS

        You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occurs, our business, financial condition and results of operations could be harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

A continuing downturn in the communications equipment or computing end markets has caused a reduction in demand for our products and limited our ability to maintain or increase our revenue and profit levels.

        A significant portion of our revenue is derived from customers in the communications equipment and computing end markets. A downturn in the overall global economy or in the economies of the countries where we derive significant revenue could lead to a contraction of capital spending on information technology. This in turn could lead to a reduction in the demand for communications or computing equipment and for our products.

        Due to a deterioration in overall economic conditions and a significant reduction in information technology capital spending, the communications and computing end markets are currently experiencing significant and prolonged downturns. In addition, the abrupt transition from an environment of rapid growth to the current environment in these end equipment markets resulted in an excess of component inventory within our end customers. At present and in the future when these or other similar conditions exist, there is likely to be an adverse effect on our operating results.

The cyclical nature of the semiconductor industry may limit our ability to maintain or increase revenue and profit levels during current or future industry downturns.

        The semiconductor industry is highly cyclical, to a greater extent than other less dynamic or less technology-driven industries. Our financial performance has periodically been negatively affected by downturns in the semiconductor industry. Factors that contribute to these industry downturns include:

  •
  the cyclical nature of the demand for the products of semiconductor customers;

  •
  general reductions in inventory levels by customers;

  •
  excess production capacity;

  •
  general decline in end-user demand; and

  •
  accelerated declines in average selling prices.

Beginning in 2001, the semiconductor industry experienced a significant downturn. At present and in the future when these or other similar conditions exist, there is likely to be an adverse effect on our operating results.

We may experience unexpected difficulties integrating the FPGA business which we recently purchased from Agere.

        On January 18, 2002, we acquired the field programmable gate array, or FPGA, business of Agere Systems and are currently in the process of completing the integration of this business with our operations. If our integration is unsuccessful, more difficult or more time consuming than originally planned, we may incur unexpected disruptions to our ongoing business. These disruptions could harm our operating results. Further, the following specific factors may adversely affect our ability to integrate the FPGA business of Agere:

  •
  we may experience unexpected losses of key employees or customers;

  •
  we may not achieve expected levels of revenue growth, cost reduction and profitability improvement;

  •
  we may not be able to coordinate our new product and process development in a way which permits us to bring future new products to the market in a timely manner;

  •
  we may experience unexpected costs and discover unexpected liabilities; and

  •
  we may experience difficulties or delays in conforming the standards, processes, procedures and controls of our two businesses.

        In addition, as part of our acquisition, we entered into agreements with Agere to obtain certain manufacturing, intellectual property and transition support and services. In the event that Agere fails to provide this support and service, or provides such support and service at a level of quality and timeliness inconsistent with the historical delivery of such support and service, our ability to integrate the FPGA business will be hampered and our operating results may be harmed.

We may be unsuccessful in defining, developing or selling new products required to maintain or expand our business.

        As a semiconductor company, we operate in a dynamic environment marked by rapid product obsolescence. Our future success depends on our ability to introduce new or improved products that meet customer needs while achieving acceptable margins. If we fail to introduce these new products in a timely manner or these products fail to achieve market acceptance, our operating results would be harmed.

        The introduction of new products in a dynamic market environment presents significant business challenges. Product development commitments and expenditures must be made well in advance of product sales. The market reception of new products depends on accurate projections of long-term customer demand, which by their nature are uncertain.

        Our future revenue growth is dependent on market acceptance of our new product families and the continued market acceptance of our software development tools. The success of these products is dependent on a variety of specific technical factors including:

  •
  successful product definition;

  •
  timely and efficient completion of product design;

  •
  timely and efficient implementation of wafer manufacturing and assembly processes;

  •
  product performance; and

  •
  the quality and reliability of the product.

        If, due to these or other factors, our new products do not achieve market acceptance, our operating results would be harmed.

Our products may not be competitive if we are unsuccessful in migrating our manufacturing processes to more advanced technologies or alternative fabrication facilities.

        To develop new products and maintain the competitiveness of existing products, we need to migrate to more advanced wafer manufacturing processes that use larger wafer sizes and smaller device geometries. We also may need to use additional foundries. Because we depend upon foundries to provide their facilities and support for our process technology development, we may experience delays in the availability of advanced wafer manufacturing process technologies at existing or new wafer fabrication facilities. As a result, volume production of our advanced process technologies at the fabs of Seiko Epson, United Microelectronics Corporation, which we refer to in this prospectus as UMC, or future foundries may not be achieved. This could harm our operating results.

        In late 2001, UMC informed us that as part of an overall capacity rationalization they were planning to close certain of their fabrication facilities. We were developing an advanced wafer manufacturing process at one of the UMC fabs that has been closed. With UMC's support, we have transferred this process to alternative UMC fabs. However, as a result, our new product introduction schedules were delayed. This could harm our operating results.

Our marketable securities, which we hold for strategic reasons, are subject to equity price risk and their value may fluctuate.

        Currently we hold substantial equity in UMC Corporation, which we acquired as part of a strategic investment to obtain certain manufacturing rights. The market price and valuation of these equity shares has fluctuated widely due to market and other conditions over which we have little control. During the year ended December 31, 2001, we recorded a $152.8 million pre-tax impairment loss related to this investment. In the future, UMC shares may continue to experience significant price volatility. In the second quarter of 2002, we began selling a portion of our unrestricted UMC shares, but have otherwise not attempted to reduce or eliminate this equity price risk through hedging or similar techniques and hence substantial, sustained changes in the market price of UMC shares could impact our financial results. To the extent that the market value of our UMC shares experiences a significant decline for an extended period of time, our net income could be reduced.

Our future quarterly operating results may fluctuate and therefore may fail to meet expectations.

        Our quarterly operating results have fluctuated and may continue to fluctuate. Consequently, our operating results may fail to meet the expectations of analysts and investors. As a result of industry conditions and the following specific factors, our quarterly operating results are more likely to fluctuate and are more difficult to predict than a typical non-technology company of our size and maturity:

  •
  general economic conditions in the countries where we sell our products;

  •
  conditions within the end markets into which we sell our products;

  •
  the cyclical nature of demand for our customers' products;

  •
  excessive inventory accumulation by our end customers;

  •
  the timing of our and our competitors' new product introductions;

  •
  product obsolescence;

  •
  the scheduling, rescheduling and cancellation of large orders by our customers;

  •
  our ability to develop new process technologies and achieve volume production at the fabs of Seiko Epson, UMC or at other foundries;

  •
  changes in manufacturing yields;

  •
  adverse movements in exchange rates, interest rates or tax rates; and

  •
  the availability of adequate supply commitments from our wafer foundries and assembly and test subcontractors.

As a result of these factors, our past financial results are not necessarily a good predictor of our future results.

Our stock price may continue to experience large short-term fluctuations.

        In recent years, the price of our common stock has fluctuated greatly. These price fluctuations have been rapid and severe and have left investors little time to react. The price of our common stock may continue to fluctuate greatly in the future due to a variety of company specific factors, including:

  •
  quarter-to-quarter variations in our operating results;

  •
  shortfalls in revenue or earnings from levels expected by securities analysts; and

  •
  announcements of technological innovations or new products by other companies.

Presently, our stock price is trading below our consolidated book value. A continued and sustained decline in our stock price may result in a write-off of goodwill as required by SFAS 142.

Our wafer supply may be interrupted or reduced, which may result in a shortage of finished products available for sale.

        We do not manufacture finished silicon wafers. Currently, our silicon wafers are manufactured by Seiko Epson in Japan, UMC in Taiwan, Chartered Semiconductor in Singapore and Agere Systems in the United States. If Seiko Epson, through its U.S. affiliate, Epson Electronics America, UMC or Chartered significantly interrupts or reduces our wafer supply, our operating results could be harmed.

        In the past, we have experienced delays in obtaining wafers and in securing supply commitments from our foundries. At present, we anticipate that our supply commitments are adequate. However, these existing supply commitments may not be sufficient for us to satisfy customer demand in future periods. Additionally, notwithstanding our supply commitments we may still have difficulty in obtaining wafer deliveries consistent with the supply commitments. We negotiate wafer prices and supply commitments from our suppliers on at least an annual basis. If any of Seiko Epson, Epson Electronics America, UMC or Chartered were to reduce its supply commitment or increase its wafer prices, and we cannot find alternative sources of wafer supply, our operating results could be harmed.

        Many other factors that could disrupt our wafer supply are beyond our control. Since worldwide manufacturing capacity for silicon wafers is limited and inelastic, we could be harmed by significant industry-wide increases in overall wafer demand or interruptions in wafer supply. Additionally, a future disruption of Seiko Epson's, UMC's or Chartered's foundry operations as a result of a fire, earthquake or other natural disaster could disrupt our wafer supply and could harm our operating results.

If our foundry partners experience quality or yield problems, we may face a shortage of finished products available for sale.

        We depend on our foundries to deliver reliable silicon wafers with acceptable yields in a timely manner. As is common in our industry, we have experienced wafer yield problems and delivery delays. If our foundries are unable to produce silicon wafers that meet our specifications, with acceptable yields, for a prolonged period, our operating results could be harmed.

        The majority of our revenue is derived from products based on a specialized silicon wafer manufacturing process technology called E2CMOS. The reliable manufacture of high performance E2CMOS semiconductor wafers is a complicated and technically demanding process requiring:

  •
  a high degree of technical skill;

  •
  state-of-the-art equipment;

  •
  the absence of defects in the masks used to print circuits on a wafer;

  •
  the elimination of minute impurities and errors in each step of the fabrication process; and

  •
  effective cooperation between us and the wafer supplier.

As a result, our foundries may experience difficulties in achieving acceptable quality and yield levels when manufacturing our silicon wafers.

If our assembly and test subcontractors experience quality or yield problems, we may face a shortage of finished products available for sale.

        We rely on subcontractors to assemble and test our devices with acceptable quality and yield levels. As is common in our industry, we have experienced quality and yield problems in the past. If we experience prolonged quality or yield problems in the future, our operating results could be harmed.

        The majority of our revenue is derived from semiconductor devices assembled in advanced packages. The assembly of advanced packages is a complex process requiring:

  •
  a high degree of technical skill;

  •
  state-of-the-art equipment;

  •
  the absence of defects in lead frames used to attach semiconductor devices to the package;

  •
  the elimination of raw material impurities and errors in each step of the process; and

  •
  effective cooperation between us and the assembly subcontractor.

        As a result, our subcontractors may experience difficulties in achieving acceptable quality and yield levels when assembling and testing our semiconductor devices.

Deterioration of conditions in Asia may disrupt our existing supply arrangements and result in a shortage of finished products available for sale.

        All three of our major silicon wafer suppliers operate fabs located in Asia. Our finished silicon wafers are assembled and tested by independent subcontractors located in China, Malaysia, the Philippines, Singapore, South Korea, Taiwan and Thailand. A prolonged interruption in our supply from any of these subcontractors could harm our operating results.

        Economic, financial, social and political conditions in Asia have historically been volatile. Financial difficulties, governmental actions or restrictions, prolonged work stoppages or any other difficulties experienced by our suppliers may disrupt our supply and could harm our operating results.

        Our wafer purchases from Seiko Epson are denominated in Japanese yen. The value of the dollar with respect to the yen fluctuates. Substantial deterioration of dollar-yen exchange rates could harm our operating results.

Export sales account for a substantial portion of our revenues and may decline in the future due to economic and governmental uncertainties.

        Our export sales are affected by unique risks frequently associated with foreign economies including:

  •
  changes in local economic conditions;

  •
  exchange rate volatility;

  •
  governmental controls and trade restrictions;

  •
  export license requirements and restrictions on the export of technology;

  •
  political instability or terrorism;

  •
  changes in tax rates, tariffs or freight rates;

  •
  interruptions in air transportation; and

  •
  difficulties in staffing and managing foreign sales offices.

        For example, our export sales have historically been affected by regional economic crises. Significant changes in the economic climate in the foreign countries where we derive our export sales could harm our operating results.

We may not be able to successfully compete in the highly competitive semiconductor industry.

        The semiconductor industry is intensely competitive and many of our direct and indirect competitors have substantially greater financial, technological, manufacturing, marketing and sales resources. If we are unable to compete successfully in this environment, our future results will be adversely affected.

        The current level of competition in the programmable logic market is high and may increase as our market expands. We currently compete directly with companies that have licensed our products and technology or have developed similar products. We also compete indirectly with numerous semiconductor companies that offer products and solutions based on alternative technologies. These direct and indirect competitors are established multinational semiconductor companies as well as emerging companies. We also may experience significant competition from foreign companies in the future.

We may fail to retain or attract the specialized technical and management personnel required to successfully operate our business.

        To a greater degree than most non-technology companies or larger technology companies, our future success depends on our ability to attract and retain highly qualified technical and management personnel. As a mid-sized company, we are particularly dependent on a relatively small group of key employees. Competition for skilled technical and management employees is intense within our industry. As a result, we may not be able to retain our existing key technical and management personnel. In addition, we may not be able to attract additional qualified employees in the future. If we are unable to retain existing key employees or are unable to hire new qualified employees, our operating results could be adversely affected.

If we are unable to adequately protect our intellectual property rights, our financial results and competitive position may suffer.

        Our success depends in part on our proprietary technology. However, we may fail to adequately protect this technology. As a result, we may lose our competitive position or face significant expense to protect or enforce our intellectual property rights.

        We intend to continue to protect our proprietary technology through patents, copyrights and trade secrets. Despite this intention, we may not be successful in achieving adequate protection. Claims allowed on any of our patents may not be sufficiently broad to protect our technology. Patents issued to us also may be challenged, invalidated or circumvented. Finally, our competitors may develop similar technology independently.

        Companies in the semiconductor industry vigorously pursue their intellectual property rights. If we become involved in protracted intellectual property disputes or litigation we may utilize substantial financial and management resources, which could have an adverse effect on our operating results.

        Our industry is characterized by frequent claims regarding patent and other intellectual property rights of others. We have been, and from time-to-time expect to be, notified of claims that we are infringing the intellectual property rights of others. If any third party makes a valid claim against us, we could face significant liability and could be required to make material changes to our products and processes. In response to any claims of infringement, we may seek licenses under patents that we are alleged to be infringing. However, we may not be able to obtain a license on favorable terms or without our operating results being adversely affected.

YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY ARE INHERENTLY UNCERTAIN

        This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. We use words or phrases such as "anticipate," "estimate," "plans," "project," "continuing," "ongoing," "expect," "management believes," "we believe," "we intend" and similar words or phrases to identify forward-looking statements.

        Forward-looking statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. Among the key factors that could cause our actual results to differ materially from the forward-looking statements are:

  •
  delay in product or technology development;

  •
  change in economic conditions of the various markets we serve;

  •
  lack of market acceptance or demand for our new products;

  •
  dependencies on silicon wafer suppliers and semiconductor assemblers;

  •
  the impact of competitive products and pricing;

  •
  opportunities or acquisitions that we pursue; and

  •
  the availability and terms of financing.

        You should not unduly rely on forward-looking statements because our actual results could materially differ from those expressed in any forward-looking statements made by us. Further, any forward-looking statement applies only as of the date on which it is made. We are not required to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the common stock by the selling security holders.

DIVIDEND POLICY

        We have never declared or paid cash dividends on our common stock. Our Board of Directors currently intends to retain all earnings for use in our business. Therefore, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future.

SELLING SECURITY HOLDERS

        This prospectus relates to the periodic offers and sales by the selling security holders identified below of up to an aggregate of 2,489,965 shares of our common stock. The shares to be offered by Bain are issuable upon exercise of a warrant to purchase our common stock. The shares to be offered by the remaining selling security holders listed below represent shares issued by us to the former shareholders of Cerdelinx in connection with the Cerdelinx acquisition and shares issuable upon exercise of stock options assumed by us in the Cerdelinx acquisition that are held by certain former directors and consultants of Cerdelinx. Pursuant to the terms of a registration rights agreement entered into in connection with the Cerdelinx acquisition, we have agreed with the former Cerdelinx shareholders to use our reasonable efforts to keep the registration statement, of which this prospectus constitutes a part, effective for up to one year following August 26, 2002, the closing date of the acquisition, which period may be shortened or extended under certain circumstances.

        The following table sets forth the number of shares of our common stock beneficially owned by each selling security holder prior to the offering, and the number of shares to be offered for the account of each selling security holder. No estimate can be given as to the number of shares that will be held by any selling security holder after completion of this offering because the selling security holders may offer all or some of the shares and because we are not aware of any agreements, arrangements or understandings with respect to the sale of any of the shares. Except as set forth in the footnotes below, none of the selling security holders has had a position, office or other material relationship with us within the past three years other than as a result of the ownership of our common stock or other securities of ours.

Name of Holder	Number of Shares Beneficially Owned(1)(2)	Percent of Outstanding Shares(1)	Number of Shares to be Offered for Sale Hereby(2)
Alliance Logistics Limited(3)(4)	45,280	*	45,280
Bain & Company, Inc.(5)	714,750	*	119,074
Edwin Chan(6)	27,561	*	27,561
Mei-Shen Chao	9,843	*	9,843
Chang Yong Chen	24,608	*	24,608
Yu-Shang Chen	4,921	*	4,921
Exceed Investments Limited(7)	24,608	*	24,608
Yongmin Ge(6)	13,780	*	13,780
Haw-Ming Haung	12,304	*	12,304
Ching-Ju Hsu	19,687	*	19,687
Jui Chuan Hsu	14,765	*	14,765
Hsun Chieh Investment Corporation Ltd.(3)(8)	492,175	*	492,175
Jeff Huang	13,780	*	13,780
Lu-Chien Huang	5,906	*	5,906
Hong Jia(6)	25,593	*	25,593
Xueping Jiang(6)	27,561	*	27,561
Jian Jin(6)	19,687	*	19,687
Joinwin Investment Co., Ltd.(3)	123,043	*	123,043
Benson Lee(9)	163	*	163
Kochung Lee(6)	27,561	*	27,561
Guann-Pyng Li(9)	13,944	*	13,944
Tejen Lin(3)(10)	259,868	*	259,868
Wendy W.C. Lo	7,382	*	7,382
Mission Associates II(11)	12,304	*	12,304
Jian Niu(9)	221	*	221

Anpang OuYang(9)	492	*	492
Hsiao-Chen Peng	12,304	*	12,304
Ming Qu(3)(10)	259,868	*	259,868
Fernando Roque Dos Remedios(6)	19,687	*	19,687
Savage Venture Limited(3)(12)	39,374	*	39,374
Dennis Segers(9)	12,304	*	12,304
Dan Jun Wang	5,906	*	5,906
Dean Westly	3,821	*	3,821
Weijia Wu(6)	23,624	*	23,624
Vicky Xu(6)	19,687	*	19,687
Xia Ye	159	*	159
Chung Yuan Yu(3)	464,613	*	464,613
Zhengyu Yuan(6)	4,921	*	4,921
Ji Zhao(3)(10)	259,868	*	259,868
Xiang Zhu(6)	17,718	*	17,718

*
Less than one percent of our outstanding common stock.

(1)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act. The percentage of beneficial ownership is based on 112,308,169 shares of common stock outstanding on October 1, 2002.

(2)
Includes an aggregate of 468,758 shares of common stock held in an escrow account to secure indemnification obligations of certain of the selling security holders to us in connection with the acquisition of Cerdelinx. The escrow will expire on August 26, 2003, to the extent no indemnification claims have been made. The shares may not be sold unless and until they are no longer subject to the escrow.

(3)
Approximately 24.1% of the total shares of common stock beneficially owned by the selling security holder are held in the escrow account referenced in note 2 above.

(4)
Chen Hen-Tsen, director of Alliance Logistics Limited, exercises voting and investment power with respect to the shares.

(5)
Number of shares beneficially owned includes an aggregate of 679,460 shares of common stock issuable upon exercise of warrants exercisable within 60 days of October 1, 2002. The 119,074 shares of common stock to be offered by Bain hereby are issuable upon exercise of a warrant, which vests at a rate of 9,922.83 shares on the first day of each month, subject to Bain's continued service as a consultant to us. The vesting period for the warrant commenced on March 1, 2002. As of October 1, 2002, the warrant was exercisable for 79,382 shares.

(6)
The selling security holder became an employee of ours upon the consummation of our acquisition of Cerdelinx. The shares beneficially owned by the selling security holder were acquired upon exercise of a stock option, and are subject to the terms of a stock restriction agreement entered into by the selling security holder at the time of exercise. Under the terms of the stock restriction agreement, we have an option to repurchase the shares held by the selling security holder in the event the selling security holder's employment with us terminates for any reason. If the repurchase option is triggered, we have 90 days following the date of the employee's termination to repurchase the shares. The purchase price that we must pay to repurchase any shares is equal to the original purchase price paid by the selling security holder for the shares. The shares will be released from the repurchase option over time in accordance with the vesting schedule applicable to the original stock option. The selling security holder may not sell the shares subject to the repurchase option unless and until the shares are released from the repurchase option.

(7)
Exceed Investments Limited is a British Virgin Islands company owned by Gary Tseng and Tina Cheng. Mr. Tseng exercises voting and investment power with respect to the shares.

(8)
Hsun Chieh Investment Co., Ltd. ("Hsun Chieh") is a subsidiary of UMC, which is one of our foundry partners. Hsun Chieh and UMC share voting and dispositive power with respect to the Lattice shares held by Hsun Chieh. We source silicon wafers from UMC pursuant to agreements with UMC and certain of its affiliates, and negotiate wafer volumes, prices and other terms with UMC and its affiliates on a periodic basis. Beginning in 1995, we entered into a series of agreements with UMC pursuant to which we agreed to make several equity investments in entities now directly owned by UMC. Under the terms of these agreements, we invested approximately $69.2 million for the right to purchase a percentage of UMC's wafer production at market prices. As of September 1, 2002, we owned approximately 88 million shares of UMC common stock. We will retain the right to purchase a certain percentage of UMC's wafer production as long as we retain a certain percentage of these shares.

(9)
The shares beneficially owed by the selling security holder consist of shares issuable upon exercise of options assumed by us in connection with the Cerdelinx acquisition, which were granted to the selling security holder under Cerdelinx's 2001 Stock Option Plan.

(10)
The selling security holder became an employee of ours upon the consummation of the acquisition of Cerdelinx. Seventy-five percent of the shares beneficially owned by the selling security holder are subject to the terms of a stock repurchase agreement entered into by the selling security holder at the time of the merger. Under the terms of the stock repurchase agreement, we have an option to repurchase the shares that are subject to the agreement in the event the selling security holder resigns from employment without good reason, if we terminate the selling security holder's employment for good cause, or if the selling security holder violates the terms of a non-competition agreement between us and the selling security holder. If the selling security holder resigns from employment for good reason, or if we terminate the selling security holder's employment without cause, all of the shares will be released from the repurchase option. If the selling security holder's employment terminates due to death or disability, one-third of the shares will be released from the repurchase option. In the event our repurchase option is triggered, the repurchase will occur automatically unless we expressly waive our repurchase right. The purchase price that we must pay to repurchase any shares is equal to the original purchase price paid by the selling security holder for the shares. The shares will be released from the repurchase option in three equal annual installments. The selling security holder may not sell the shares subject to the repurchase option unless and until the shares are released from the repurchase option.

(11)
Yu Shen Victor Liu, Lin Dee Liu, Nay-Ray Wu, Bi-Land Leu and Catherine Huang are the general partners of Mission Associates II, and thus are deemed to beneficially own the shares held by Mission Associates II. The general partners share voting and investment power with respect to the shares based on their respective percentage ownership interests in Mission Associates II.

(12)
Savage Venture Limited is a British Virgin Islands company owned by Charles Hiang Chan, Hsiang-Ping Chung, Ya-Lin Ho, Shun-Yee Pering and Sun Fong Tang. The owners share voting and investment power with respect to the shares based on their respective percentage ownership interests in Savage Venture Limited.

PLAN OF DISTRIBUTION

        A selling security holder, or his pledgee, donee, transferees or other successors in interest, may sell all or a portion of the shares from time to time. The selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling security holders may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The shares may be sold, without limitation, by one or more of the following means of distribution:

  •
  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

  •
  an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

  •
  face-to-face or other direct transactions between the selling security holder and purchasers without a broker or other intermediary.

        To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

        In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate in the resales. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling security holders in amounts to be negotiated in connection with the sale. These broker-dealers and agents, any other participating broker-dealers or agents, and the selling security holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with these sales. Accordingly, any commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling security holders may be deemed to be "underwriters," the selling security holders will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended. Additionally, any securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

        In connection with distributions of shares or otherwise, the selling security holders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the shares registered under this prospectus in the course of hedging the positions they assume with selling security holders. The selling security holders may also sell shares short and deliver the shares to close out these short positions. The selling security holders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered under this prospectus, which the broker-dealer may resell pursuant to this prospectus. A selling security holder may also pledge the shares registered under this prospectus to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares under this prospectus.

        We will file a supplement to this prospectus, if required, upon being notified by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, secondary distribution, purchase by a broker-dealer or otherwise. The supplement will disclose the name of the selling security holder and participating broker-dealers, the number of shares involved, the price at which the shares were sold, the commissions paid or discounts or concessions allowed to the broker-dealers, and any other facts material to the transaction. We will file a post-effective amendment to the registration statement, of which this prospectus is a part, to include any material information not previously disclosed, or any material change, with respect to the plan of distribution.

        We have advised the selling security holders that during the time that they may be engaged in a distribution of the shares included under this prospectus, they are required to comply with Regulation M of the Securities Exchange Act of 1934, as amended. With specified exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until that entire distribution is complete.

        A selling security holder will pay all sales commissions and similar expenses related to the sale of the shares by him. We will pay all expenses related to the registration of the shares. In addition, under the registration rights agreement entered into in connection with the Cerdelinx acquisition, we have agreed to indemnify the former Cerdelinx shareholders and certain other persons for specified liabilities, including liabilities under the Securities Act of 1933, as amended.

        We cannot assure you that the selling security holders will sell all or any of the shares of common stock offered pursuant to this prospectus.

VALIDITY OF COMMON STOCK

        The validity of the issuance of the common stock in this offering will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Larry W. Sonsini, one of our directors, is Chairman and Chief Executive Officer of Wilson Sonsini Goodrich & Rosati. Mr. Sonsini beneficially owned 33,668 shares of our common stock as of October 1, 2002, including 22,500 shares subject to options exercisable within 60 days of that date.

EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Lattice Semiconductor Corporation for the year ended December 31, 2001, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC, in accordance with the Securities and Exchange Act of 1934, as amended. You may read and copy our reports, proxy statements and other information filed by us at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other information filed with the SEC are available to the public over the Internet at the SEC's World Wide Web site http://www.sec.gov.

        The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the offering covered by this prospectus is complete:

  •
  Our annual report on Form 10-K for the year ended December 31, 2001, filed on March 26, 2002;

  •
  Our proxy statement for our 2002 Annual Meeting of Stockholders, filed on April 4, 2002;

  •
  Our current report on Form 8-K, filed on February 4, 2002, as amended on April 2, 2002;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed on May 10, 2002;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed on August 12, 2002;

  •
  The description of our common stock contained in our registration statement on Form 8-A, filed on September 27, 1989, including any amendments or reports filed for the purpose of updating such description; and

  •
  All of our filings pursuant to the Exchange Act made after the date of the original filing of the registration statement of which this prospectus is a part and prior to the effectiveness of the registration statement.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

  Investor Relations Department
  Lattice Semiconductor Corporation
  5555 N.E. Moore Court
  Hillsboro, Oregon 97124-6421
  (503) 268-8000

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date on the front of this document.

2,489,965 Shares

Lattice Semiconductor Corporation

Common Stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Securities and Exchange Commission registration fee	$1,479.00
Fees and expenses of counsel	20,000.00
Fees and expenses of accountants	2,500.00
Miscellaneous	4,021.00

Total	$28,000.00

        Except for the Securities and Exchange Commission (the "Commission") registration fee, all of the foregoing expenses have been estimated. All of the above expenses will be paid by Lattice.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Our Restated Certificate of Incorporation, as amended (the "Certificate"), limits, to the maximum extent permitted by the General Corporation Law of the State of Delaware ("Delaware Law"), as the same exists or may hereafter be amended, the personal liability of directors for monetary damages for their conduct as a director. Lattice's Bylaws provide that Lattice shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law against expenses, including attorneys fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising out of their status as our agent. Our Bylaws also allow us to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents against any liability arising out of the person's status as such, whether or not we would have the power to indemnify the person under Delaware Law.

        Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him in connection with such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

        Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Certificate have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director's breach of the duty of care. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions and agreements, we have been informed that in the opinion of the staff of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS.

EXHIBIT NUMBER	DESCRIPTION
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Counsel to the Registrant.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Counsel to the Registrant (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-4 of the initial filing of this Form S-3).*
99.1	Warrant to Purchase Shares of Common Stock, granted to Bain & Company, Inc., on May 7, 2002.*
99.2	Octillion Communications, Inc. 2001 Stock Option Plan (Incorporated by reference to Exhibit 4.1 filed with the Company's Registration Statement on Form S-8 filed on September 6, 2002).**
99.3	Lattice Semiconductor Corporation Executive Deferred Compensation Plan (As Amended and Restated Effective as of August 11, 1997), with related agreements.
99.4	Amendment No. 1 to Lattice Semiconductor Corporation Executive Deferred Compensation Plan (As Amended and Restated Effective as of August 11, 1997), dated November 19, 1999.

*
Previously filed.

**
Cerdelinx Technologies, Inc. was initially incorporated as Octillion Communications, Inc.

ITEM 17. UNDERTAKINGS.

        (a)  The Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set fourth in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hillsboro, State of Oregon, on October 17, 2002.

LATTICE SEMICONDUCTOR CORPORATION
By:	/s/ Stephen A. Skaggs
Name:	Stephen A. Skaggs
Title:	Senior Vice President, Chief Financial Officer and Secretary

POWER OF ATTORNEY

        Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
* Cyrus Y. Tsui	Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors	October 17, 2002
* Steven A. Laub	President and Director	October 17, 2002
/s/ Stephen A. Skaggs Stephen A. Skaggs	Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Secretary	October 17, 2002
* Mark O. Hatfield	Director	October 17, 2002
* Daniel S. Hauer	Director	October 17, 2002
* Harry A. Merlo	Director	October 17, 2002
* Soo Boon Koh	Director	October 17, 2002
* Larry W. Sonsini	Director	October 17, 2002
*By:	/s/ Stephen A. Skaggs
Stephen A. Skaggs Attorney-in-Fact

LATTICE SEMICONDUCTOR CORPORATION
REGISTRATION STATEMENT ON FORM S-3
INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Counsel to the Registrant.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Counsel to the Registrant (included in Exhibit 5.1).
24.1	Power of Attorney (see page II-4 of the initial filing of this Form S-3).*
99.1	Warrant to Purchase Shares of Common Stock, granted to Bain & Company, Inc., on May 7, 2002.*
99.2	Octillion Communications, Inc. 2001 Stock Option Plan (Incorporated by reference to Exhibit 4.1 filed with the Company's Registration Statement on Form S-8 filed on September 6, 2002).**
99.3	Lattice Semiconductor Corporation Executive Deferred Compensation Plan (As Amended and Restated Effective as of August 11, 1997), with related agreements.
99.4	Amendment No. 1 to Lattice Semiconductor Corporation Executive Deferred Compensation Plan (As Amended and Restated Effective as of August 11, 1997), dated November 19, 1999.

*
Previously filed.

**
Cerdelinx Technologies, Inc. was initially incorporated as Octillion Communications, Inc.

QuickLinks

TABLE OF CONTENTS
SUMMARY
RISK FACTORS
YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS BECAUSE THEY ARE INHERENTLY UNCERTAIN
USE OF PROCEEDS
DIVIDEND POLICY
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
VALIDITY OF COMMON STOCK
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 16. EXHIBITS.
  ITEM 17. UNDERTAKINGS.
SIGNATURES
POWER OF ATTORNEY
LATTICE SEMICONDUCTOR CORPORATION REGISTRATION STATEMENT ON FORM S-3 INDEX TO EXHIBITS